Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On January 4, 2011 (the “Closing Date”), GSE Systems, Inc. (“GSE” or the “Company”), completed the acquisition of all outstanding common stock of EnVision Systems, Inc. (“EnVision”).  At closing, GSE paid $1.2 million in cash to the shareholders of EnVision.  In addition, if Envision attains certain revenue targets for the four year period ending December 31, 2014, the shareholders of EnVision could receive up to an additional $3.05 million payable over four years.

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements.  The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 is presented as if the acquisition had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 for GSE and EnVision, respectively, is presented as if the acquisition had occurred on January 1, 2010.   The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position would have been as if the transaction had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that we believe are reasonable.  The company has assumed that current value equals fair value for all assets and liabilities acquired in the acquisition of EnVision. The pro forma adjustments and primary assumptions are described in the accompanying notes. The unaudited pro forma condensed consolidated financial statements and the related notes should be read in conjunction with the historical consolidated financial statements and the related notes of EnVision included in Exhibit 99.1 of this Current Report on Form 8-K/A and the historical financial statements and accompanying notes of GSE included in our Form 10-K for the year ended December 31, 2010.

GSE SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Proforma Condensed Consolidated Balance Sheet
As of December 31, 2010
(in thousands, except share data)
Assets	Historical GSE	Historical Envision	Pro Forma Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$26,577	$553	$(1,200)	(a)	$25,930
Restricted cash	179	—	—		179
Contract receivables, net	17,201	1,195	—		18,396
Prepaid expenses and other current assets	1,992	69	—		2,061
Total current assets	45,949	1,817	(1,200)		46,566
Equipment and leasehold improvements	4,727	189	—		4,916
Accumulated depreciation	(3,667)	(167)	—		(3,834)
Property, plant, and equipment, net	1,060	22	—		1,082

Software development costs, net	1,790	—	—		1,790
Goodwill	2,609	—	1,964	(b)	4,573
Intangible assets, net	637	—	1,529	(c)	2,166
Long-term restricted Cash	794	—	—		794
Other assets	775	—	321	(k)	1,096
Total assets	$53,614	$1,839	$2,293		$58,067
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,945	$—	$—		$4,945
Accrued expenses	1,753	107	—		1,860
Accrued compensation and payroll taxes	2,053	—	—		2,053
Billings in excess of revenue earned	4,268	116	—		4,384
Accrued warranty	1,680	—	—		1,680
Deferred tax liability – current	35	92	105	(d)	232
Other current liabilities	1,175	18	733	(e)	1,926
Total current liabilities	15,909	333	838		17,080
Other liabilities	427	321	2,130	(e)	2,557
Deferred tax liability – long term	372	325	506	(d)	1,203
Total liabilities	16,708	979	3,474		21,161
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Total shareholders’ equity	36,906	860	(860)	(f)	36,906
Total liabilities and stockholders’ equity	$53,614	$1,839	$2,293		$58,067
See accompanying notes to unaudited proforma condensed consolidated financial statements.

GSE SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Proforma Condensed Consolidated Statement of Operations
Years ended December 31, 2010
(in thousands, except share data)
	Historical GSE Year Ended 12/31/2010	Historical EnVision Year Ended 12/31/2010	Pro Forma Adjustments		Pro Forma
Contract revenue	$47,213	$3,234	$—		$50,447
Cost of revenue	36,081	1,488	(1,170)	(i)	36,399
Gross profit	11,132	1,746	1,170		14,048
Operating expenses:
Selling, general, and administrative	11,683	1,287	353	(g)	13,323
Depreciation	579	5	—		584
Amortization of definite-lived intangible assets	102	—	267	(h)	369
Total operating expenses	12,364	1,292	620		14,276
Operating income (loss)	(1,232)	454	550		(228)
Interest income, net	19	14	—		33
(Loss) on derivative instruments	(913)	—	—		(913)
Other income (expense), net	83	—	—		83
Income (loss) before income taxes	(2,043)	468	550		(1,025)
Provision (benefit) for income taxes	206	179	(172)	(j)	213
Net income (loss)	(2,249)	289	722		(1,238)
Net (income) loss attributable to the noncontrolling interest	—	73	—		73
Net income (loss) attributable to GSE	$(2,249)	$362	$722		$(1,165)
Basic loss per common share	$(0.12)				$(0.06)
Diluted loss per common share	$(0.12)				$(0.06)
Weighted average number of common shares outstanding
Basic	18,975				18,975
Diluted	18,975				18,975
See accompanying notes to unaudited proforma condensed consolidated financial statements.

NOTES TO UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    Adjustments to the unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 and consolidated statements of operations for the year ended December 31, 2010 for GSE and EnVision, respectively; are presented below:

(a)	Adjustment to reflect the cash payment of $1.2 million to the former EnVision shareholders as part of the acquisition.

(b)	Adjustment to record $1.97 million of goodwill resulting from the acquisition.

(c)
Adjustment to record $1.53 million of other intangible assets resulting from the acquisition.  The intangible assets include; (i) contractual customer relationships of $469,000, (ii) non-contractual customer relationships of $540,000, (iii) developed technology of $252,000, (iv) in-process research and development of $246,000, along with (v) website and domain name of $22,000.  These intangible assets are amortized over their respective useful lives, ranging from 3 to 10 years.

(d)	Adjustment to record the $611,000 deferred tax liability resulting from the other intangible assets related to the acquisition.

(e)
Adjustment to record the remaining payments of $2.86 million due to the EnVision shareholders resulting from the acquisition.  The discounted value of  EnVision shareholder's earn out payment, is $2.13 million payable over a four year period.  An additional $733,000 is payable to the EnVision shareholders due to the working-capital true up provisions of the agreement.

(f)	Adjustment to eliminate stockholders’ equity from EnVision’s historical balance sheet.

(g)
Adjustment reflects accretion expense of $353,000 for the twelve months ended December 31, 2010, attributable to the contingent consideration due to the EnVision shareholders as a result of the acquisition.

(h)	Adjustment reflects amortization expense of $267,000 for the twelve months ended December 31, 2010, attributable to amortizable intangibles acquired as a result of the acquisition.

(i)
Adjustment reflects the removal of excess management compensation.  For the twelve months ended December 31, 2010, EnVision distributed excess compensation of $560,000 and $540,000 to its two directors.  An additional reduction of $70,000 reflects the reduction of salary expense attributable to EnVision’s two directors.  For the twelve months ended December 31, 2010, EnVision paid salaries of $270,000.  Per their GSE employment agreements their total salaries would be reduced to $200,000.

(j)	Adjustment reflects the tax impact on the consolidated operations of GSE Systems, Inc.
(k)	Adjustment reflects the EnVision shareholder's indemnification to GSE Systems, Inc. for uncertain tax positions as identified in the purchase agreement.
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